FOR IMMEDIATE RELEASE                           Contact:        James A. Aston
April 28, 1997                                         Chief Financial Officer
                                                      Insignia Financial Group
                                                                (864) 239-1661

                                                         Jorge Perez, Chairman
                                                  The Related Group of Florida
                                                                (305) 460-9900


Insignia Announces Acquisition of Portfolio of General Partnership Interests and Management Rights from The Related Group of Florida



     Greenville,  South Carolina -- April 28, 1997.  Insignia  Financial  Group,
Inc. (NYSE:IFS) announced today that it has closed the acquisition of a portfolio of property management rights and agreed to acquire certain general partnership interests in the partnerships owning some of the managed properties from The Related Group of Florida ("RGF") later in 1997. The transaction includes the management of approximately 10,300 units of multifamily residential housing, all of which are located in the state of Florida, with the majority of the assets located in Dade County. At the request of the seller, the purchase price has not been disclosed. Insignia projects that revenues generated by management of the portfolio will approximate $3.6 million per year. The geographic concentration of the assets in the Florida area is expected to produce very favorable operating margins.

     In addition to the acquisition of the assets described above, IFS and RGF have formed a joint venture which will be the provider of management services to many future properties developed and owned by RGF, as well as other future third party fee management opportunities generated by RGF. The joint venture entity, Insignia/Related, L.P. ("IRLP"), will have the right to purchase management opportunities from RGF and to otherwise provide the management services for RGF properties. IRLP will be controlled by IFS and owned in majority by IFS. It will be personally advised by Jorge Perez, Chairman & Chief Executive Officer of RGF. Mr. Perez has advised IRLP that he believes there to be a minimum of an additional 3,000 units available for long term management by IRLP coming on-line during the next 18 months, most of which are already in development by RGF.

     Andrew L. Farkas, Chairman, President & Chief Executive Officer of IFS said, "The Related Group of Florida acquisition is a textbook transaction for Insignia. It is representative of our ability to continue to acquire portfolios of controlling interests in real estate properties and to provide long term servicing for those properties, at acquisition multiples well within our established parameters. In addition, the creation of IRLP with Jorge Perez has established a pipeline of continued growth that will provide Insignia with ongoing opportunity to add to our portfolio of managed properties well beyond the 10,300 units included in this core acquisition. The Related Group of Florida and Jorge Perez are the top developers and owners of multifamily residential property in the State of Florida, both in terms of development volume and quality, and it is a privilege to be able to work with them, as partners, well into the future. I believe that it is also noteworthy that Insignia and The Related Group have continued to try to find ways to work together, even after the termination of broader acquisition discussions that took place last summer. My respect for Jorge Perez is enormous, and I look forward to continuing to expand the scope of our relationship well into the future."

     Jorge Perez, Chairman of RGF said, "This transaction is representative of my strong belief in the management capabilities of Insignia. I look forward to working to develop greater depth and breadth in our relationship with Insignia."

     The acquisition of RGF is the sixth strategic growth initiative announced by Insignia in just the last four months, and is the first multifamily acquisition this year. It follows the announcements of (i) the acquisition of Rostenberg-Doern, the Westchester based commercial property services firm, by Insignia/ESG in January; (ii) the acquisition of HMB, the Denver based commercial property services firm which included 1.1 million square feet of controlled management by Insignia Commercial Group in March; (iii) the acquisition of Frain Camins & Swartchild, one of the leading commercial property services and tenant representation firms in the Chicago area by Insignia/ESG in March; (iv) the announcement of an agreement in principle between Insignia Properties Trust and Angeles Mortgage Investment Trust to merge the two entities, leaving Insignia with control of in excess of 80% of the new entity, in March; and (v) the announcement of the establishment of a major new commercial property services presence in the Phoenix, Arizona market in April.

     With  corporate  headquarters  in  Greenville,   South  Carolina,  Insignia
Financial Group, Inc. is a fully-integrated real estate services company. Insignia is the largest manager of multifamily residential properties in the United States and is also among the largest managers of commercial properties. Insignia commenced operations in December 1990 and has since grown to provide property and/or asset management services for over 2,900 properties which include approximately 255,000 residential units (including cooperative and condominium units), and approximately 119.7 million square feet of commercial space located in over 500 cities and 48 states.

                                     -End-